Exhibit 99.1

For Immediate Release:

BIO-key International Raises $12 Million in Private Placement

Proceeds to Provide Capital to Meet Market Growth Opportunities

Minneapolis, Minnesota - April 2, 2004— BIO-key International, Inc. (OTC Bulletin Board: BKYI - News), the leader in finger-based biometric technology and wireless identification systems for identity management security solutions, today announced that it has completed a $12 million private placement of common stock and warrants with several institutional and accredited investors. The funds will be used to implement the Company’s business plan of providing highly accurate, fast and scalable one-to-many fingerprint biometric identification solutions and mobile wireless systems that enable security officials access to law enforcement databases to validate identities and obtain suspect information.

The funds were raised through the sale of approximately 8.9 million shares at $1.35 per share. Investors also received warrants to purchase up to approximately 4.4 million shares of common stock at $1.755 per share. The transaction was priced in mid-March, at the time of the investment bank engagement, at a 10% discount to market. The placement agent for the financing was Jesup & Lamont.

Mike DePasquale, BIO-key CEO, said, “We believe this financing is a powerful commitment and strong expression of confidence by the investment community in Bio-key’s vision and in their belief in our ability to execute our plan. We now have sufficient resources for the foreseeable future to enable us to extend our biometric leadership and make the necessary investments in the huge mobile wireless identification markets with our technology from the PSG acquisition.”

“During the past year we have been building the Company thoughtfully and aggressively step-by-step,” said Tom Colatosti, Bio-key Chairman. This financing is another major milestone in the process of growing and building a significant company in a burgeoning market. We have announced new contracts; developed strategic partnerships with leading companies in the security industry; achieved product award recognition and superior product performance results in independent testing; formed a joint venture to compress our technology for embedded mobile devices; acquired Public Safety Group, a leader in wireless solutions for law enforcement and public safety markets; and strengthened our balance sheet by retiring $6.5 million of long-term debt. These accomplishments are all part of the mosaic of our strategic vision to build a great security company.”

DePasquale concluded, “The elements are now in place and we now have the resources to build out our sales and marketing infrastructure to take advantage of the tremendous market opportunities that are before us.”

About BIO-key

BIO-key develops and licenses advanced biometric finger identification technologies that are cost effective, scalable and easy to deploy. BIO-key products provide “True User Identification(TM)” for the prevention of data and identity theft while preventing false aliases. BIO-key pioneered the only finger identification algorithm that has been certified by the ICSA, and today continues that innovation by offering cost effective, high-performance one-to- many finger and one-to-one identification solutions that provide security and positive identification for both government and enterprise applications. Through its Public Safety Group (PSG) Division, Bio-key designs and develops software solutions for the public safety industry, government agencies and the private sector. PSG’s PocketCop(C), the first e-tool on the market for law enforcement, is designed for all types of law enforcement units — from detectives to motorcycle officers to mounted horse patrols. ( http://www.bio-key.com )

BIO-key Safe Harbor Statement

This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of such forward-looking statements. The words “estimate,” “project,’’ “intends,’’ “expects,’’ “believes” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, see “Risk Factors” in the Company’s Annual Report on Form 10- KSB and its other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made and the Company undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events

For additional information contact:

Albert Maruggi

651- 695-0174

amaruggi@providentpartners.net